Exhibit 10.1

April 17, 2023

Decentralized Sharing Systems, Inc.

1400 Broadfield, Suite 100

Houston, Texas 77084

Attn: Frank D. Heuszel

RE:	Agreement for the Mutual Settlement of Interest Accrued

Mr. Heuszel:

Reference is made to that certain Secured Advancing Convertible Promissory Note issued by Sharing Services Global Corporation (“SHRG” or the “Company”) to Decentralized Sharing Systems, Inc. (“DSSI”) dated June 15, 2022 (the “Note”). The purpose of this letter agreement (“Letter Agreement”) is to set forth the terms of the mutual settlement by the parties of any and all unpaid Interest accrued from January 1, 2023 through and including March 31, 2023 (the “Interest”) on the Note. SHRG and DSSI are sometimes referred to individually as a “party” and collectively as the “parties” in this Letter Agreement.

This Letter Agreement expresses the intentions of the parties and is intended to create a binding agreement.

1.	Mutual Settlement of the Interest accrued on the Note. The parties mutually agree to settle in full any interest, on the Note, accrued by SHRG from January 1, 2023 through and including March 31, 2023, and the parties (and their assignees) are hereby relieved of all of their respective obligations thereunder, except as set forth in Section 4 below.

2.	Mutual Release. Except as set forth in Section 4 below, the parties (and their past, present and future officers, directors, employees, servants, agents, representatives, successors, predecessors, divisions, subsidiaries, parents, affiliates, business units, and assigns of each of them) hereby release the other party (and their past, present and future officers, directors, employees, servants, agents, representatives, attorneys, successors, predecessors, divisions, subsidiaries, parents, affiliates, business units, and assigns of each of them) from any and all claims, demands, damages, actions, causes of action or suits at law or in equity of whatever kind or nature, liabilities, verdicts, debts, judgments, liens and injuries, whether based upon the Interest accrued on the Note or any other legal or equitable theory of recovery, known or unknown, past, present or future, suspected to exist or not suspected to exist, anticipated or not anticipated, which have arisen or are now arising or hereafter may arise, whether presently asserted or not.

3.	Mutual Consent. The Parties hereto, and each of them, do hereby: (i) acknowledge that they have reviewed or caused to be reviewed the Interest accrued on the Note for the period commencing January 1, 2023 through and including March 31, 2023; (ii) acknowledge that they have reviewed or caused to be reviewed this Letter Agreement; (iii) unconditionally consent to the settlement of the Interest accrued; and (iv) unconditionally consent to the release of any and all claims as described in Section 2 above.

4.	Interest Accrued. Notwithstanding any provision contained herein, the Parties agree and acknowledge that SHRG has, for the period between January 1, 2023 through and including March 31, 2023, accrued and unpaid interest equal to approximately $540,000 owed to DSSI as per the terms of the Note and, in lieu of a cash payment thereof, the Company shall issue to DSSI 28,877,005 shares of SHRG’s common stock (calculated on a pre-reverse split basis), reflecting a price per share of $ 0.0187 (which price is the volume weighted average five days’ closing price as per OTC Markets prior to the Company’s approval of such issuance), in full satisfaction of any and all amounts due by SHRG to DSSI pursuant to the Interest Accrued on the Note, until March 31, 2023.

5.	Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single agreement.

6.	Governing Law. This Agreement shall be interpreted and the rights and liabilities of the Parties determined in accordance with the laws of the State of New York, including its conflict of laws rules.

IN WITNESS WHEREOF, the Parties hereto have executed this Letter Agreement of the day and year first written above.

SHARING SERVICES GLOBAL CORPORATION

/s/ John Thatch
Name:	John Thatch
Title:	Chief Executive Officer

DECENTRALIZED SHARING SYSTEMS, INC.

/s/ Frank D. Heuszel
Name:	Frank D. Heuszel
Title:	Chief Executive Officer